EXHIBIT 99.1

BOSTON SCIENTIFIC AND MEDINOL
ANNOUNCE SETTLEMENT

New York, NY (September 21, 2005) -- Boston Scientific Corporation (NYSE: BSX) and Medinol, Ltd. announced today that they have reached a settlement that resolves their existing disputes and establishes a framework for resolving future ones.

Under the terms of the settlement, Boston Scientific will pay Medinol $750 million, and the parties will agree to:

•	A mutual release of existing claims against each other, effectively dismissing all outstanding stent litigation, including all disputes with respect to the Express™ and TAXUS® Express™ stents.
•	A declaration that all agreements between each other, including the supply agreement, are canceled.
•	A covenant by Medinol not to sue Boston Scientific under certain Medinol patents other than through an established arbitration process.
•
The establishment of an arbitration process to be the sole forum to hear any future disputes that may arise involving certain Medinol patents, in which Medinol has agreed to limit any relief it seeks to reasonable royalties.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Medinol Ltd. is a developer and manufacturer of stents with a wide portfolio of intellectual property relating to multiple cardiovascular applications. Medinol is privately held and headquartered in Tel Aviv, Israel.

This press release contains forward-looking statements. Boston Scientific and Medinol wish to caution the reader that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, litigation, Boston Scientific’s and Medinol’s overall business strategies, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

CONTACT:   Milan Kofol
508-650-8569 (Office)
617-834-8595 (Mobile)
Investor Relations
Boston Scientific Corporation

Paul Donovan
508-650-8541 (Office)
508-667-5165 (Mobile)
Media Relations
Boston Scientific Corporation

Rory Millson
212-474-1672
Medinol, Ltd.